Exhibit 34.4

To the Board of Directors of

Park Bridge Lender Services LLC

New York, NY

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of 2019 Compliance by Park Bridge Lender Services LLC with Regulation AB Servicing Criteria (“Management’s Report”), that Park Bridge Lender Services LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB as of December 31, 2019 and for the applicable certification periods as defined in Exhibit A, Asserting Party’s 2019 Servicing Platform (“Platform”), of Management’s Report (“the Reporting Period”) except for servicing criteria set forth in Items 1122(d)(1)(i-v), 1122(d)(2)(i-vii), 1122(d)(3)(ii-iv), 1122(d)(4)(i-vi) and 1122(d)(4)(viii-xv) of Regulation AB (collectively, the “Exceptions”), which the Company has determined are not applicable to the activities performed by them with respect to the servicing Platform covered by this report and noted as not applicable (N/A) within Exhibit B to Management’s Report.  The transactions covered by this report are only those transactions processed by the Company in its capacity as operating advisor or trust advisor for the asset backed securities transactions identified in Management’s Report with the exception of certain privately issued securitizations that were not issued through the SEC registration process. Management is responsible for the Company’s compliance with the applicable servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied with the applicable servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB, in all material respects, excluding the Exceptions in the first paragraph. An examination involves performing procedures to obtain evidence about the Company’s compliance with the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the applicable servicing criteria during the Reporting Period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to the selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset backed transaction included in the Platform. Further an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above or subsequent to our tests that may have affected the Company’s servicing activities during the period covered by this report. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assessment that the Company complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria identified in Exhibit B to Management’s Report with respect to the transactions identified in Exhibit A to Management’s Report as of and for the year ended December 31, 2019, for the Platform, is fairly stated, in all material aspects.

/s/ Gettry Marcus CPA, P.C.

Gettry Marcus CPA, P.C.
New York, New York
February 21, 2020